Exhibit 10.32

SOFTWARE AND TECHNOLOGY LICENSE AGREEMENT BETWEEN

CATHETER ROBOTICS, INC. AND

PEACS, BV

Dated May 1st, 2016

SOFTWARE AND TECHNOLOGY LICENSE AGREEMENT

THIS SOFTWARE AND TECHNOLOGY LICENSE AGREEMENT  (this "Agreement") is made and entered into the pt day of May, 2016 (the "Effective Date") by and between Peacs BV, a Netherlands corporation organized and existing under the laws of the Netherlands and having its principal offices at Herkenboschstraat 42 6845 HN Arnhem, Netherlands, (hereinafter "Peacs") and Catheter Robotics, Inc., a corporation existing under the laws of the State  of Delaware and having its principal offices at 500 International Drive Suite 255, Budd Lake, NJ 07828 (hereinafter  "Catheter Robotics").   Peacs and Catheter Robotics are individually  referred to as a "Party" and  collectively  as the "Parties".

RECITALS

WHEREAS, Peacs is the owner of certain Confidential Information, Intellectual Property, Inventions, Proprietary Information, and Software (collectively referred to in this Agreement as the "Technology") related to Products known as the VIVO cardiac  isochrones  positioning system ("CIPS");  and

WHEREAS, Catheter Robotics is engaged in the business of developing,  manufacturing  and selling products, including products similar to the Products, and has the facilities and expertise for the production and sale of the Products; and

WHEREAS, Catheter Robotics wishes to license the Technology, and Peacs desires to grant a license to the Technology to Catheter Robotics, to develop, manufacture, distribute and sell Products in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, Peacs and Catheter Robotics desire to enter into this Agreement under the terms and conditions set forth herein to accomplish such ends.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual promises, covenants and agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties agree as follows:

1.	DEFINITIONS.Unless otherwise specifically provided herein, the following terms shall have the following meanings:

a)

"Confidential Information" means any and all knowledge, data or information not disclosed to the general public by a Party ("Disclosing  Party")  regarding  its technology or business and that is disclosed or otherwise made available to the other Party ("Receiving Party") pursuant to   or  in  connection  with  this  Agreement, including any Confidential Information which the Disclosing Party disclosed to the Receiving Party prior to the Effective Date of  this  Agreement.  Confidential Information includes, but is not limited to: (a) all Software, Proprietary Information, the specifications (including any modifications) for the Products, trade secrets, know how  and  processes  and  (b) information  regarding  a Disclosing  Party's  methods  of conducting its business,  including business plans, forecasts and projections,  customer lists and pricing information.

b)

"Exploit" or "Exploitation" means to make, have made, import, use, sell, or offer for sale, including to research, develop, commercialize,  register,  modify,  enhance, improve, manufacture, have manufactured, hold, or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market, or have sold or otherwise dispose of.

c)	"Field of Use" means the localization of the origin of cardiac activation for the electrophysiology treatment and/or detection of cardiac arrhythmias.

d)

"Intellectual Property" means collectively,  all of the following worldwide tangible and intangible rights relating to the business of Peacs or any of its Products, including those existing or acquired by ownership, license or other legal operation, whether or not filed, perfected, registered or recorded, existing as of the date hereof or during the term of this Agreement in or to: (i) all national, regional and international patents, patent applications, including any provisional patent  applications,  patent  disclosures and related patent rights, all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including any and all continuations, divisions, continuations-in-part, provisionals, reissues, reexaminations, or extensions or  restorations  thereof  which have been filed, issued or acquired by Peacs (the "Patent Rights"); (ii) rights associated with works of authorship including, but not limited to, copyrights, moral rights, rights relating to copyright applications and copyright registrations, and rights to prepare derivative works, owned or controlled by Peacs as of the date hereof or at any time during the term of this Agreement (the "Copyright Rights"); (iii) all trademarks, trade dress, trade names, logos, domain names, and service marks, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, reservations, and renewals in connection therewith; whether or not registered (the "Trademark Rights"); (iv) all trade secrets and know-how; (v) all rights relating to the protection of the foregoing; and (vi) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized  use of the any of the foregoing rights and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including damages for past, present or future infringement, misappropriate or unauthorized use thereof, including, without limitation,  the intellectual property set forth on Exhibit A.

e)

"Inventions" means discoveries, concepts, and ideas, whether patentable or copyrightable or not, including but not limited to improvements, know-how, data, processes, methods, formulae, and techniques, as well as improvements thereof or know-how related thereto, concerning any past, present or prospective activities of a Party, which any person has made or may make, discover or conceive (whether or not during the period of his engagement or with the use of a Party's facilities, materials or personnel), either solely or jointly with others during his engagement with such Party or any affiliate and, if based on or related to the Intellectual Property, the Proprietary Information or the Products, at any time, including, without limitation, the inventions set forth on Exhibit A.

f)

"Products" means all products and services that use non-invasive or invasive tools, instruments and/or diagnostics to provide  inputs  to  generate  activation  maps, including (i) those that are used to localize the origin of cardiac activation for the electrophysiological treatment, detection and/or prevention of cardiac arrhythmias, and/or (ii) any product or service that relates in any manner or utilizes any portion of the  Technology.

g)

"Proprietary Information" means any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable,  and any other information of a  similar  nature  related  to  the  business  or Products  of Peacs  or Catheter  Robotics disclosed to any person or otherwise made known to any such person as  a consequence of or through such person's relationship or engagement by Peacs or Catheter Robotics, as applicable, (including information originated by such person) in any technological area previously developed by Peacs or Catheter Robotics or developed, engaged in, or researched, by Peacs or Catheter Robotics during the term of such person's relationship or engagement with Peacs or Catheter Robotics, including, but not limited to, trade secrets, invention records, research records and reports, engineering and technical data, designs, production specifications, processes, methods, procedures, facilities and know-how.

h)

"Software" means, to the extent owned, used, controlled, marketed, designed, sold, licensed by, supported, maintained or under development or design by or on behalf of Peacs or licensed to or with respect to which rights are granted to Peacs, in whole or in part, any and all computer programs, operating systems, applications, firmware, middleware, or software of any nature (other  than off-the-shelf software), whether operational, under development or inactive including all object code, source code, comment code, algorithms, tools, build, underlying  components  thereof,  menu structures and arrangements, icons,  operational  instructions,  scripts,  commands, syntax, screen designs, reports, designs, concepts, technical manuals, test scripts, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all databases necessary or appropriate to operate any such computer programs, operating systems, applications, firmware, middleware, or  software, including the software set forth on Exhibit A.

i)	"Territory" shall mean the world.

2.	GRANT OF LICENSE

2.1License Grant.

(a)Peacs hereby grants to Catheter Robotics, subject to the terms, covenants, conditions and limitations set forth in this Agreement, a perpetual, sole and exclusive (including with regard to Peacs and its affiliates (but subject to Section 2.l (e)) right and license, with the right of sublicense as set forth in Article 3 below, in, under and to the Intellectual Property, Software, Peacs' Inventions, Peacs' Proprietary Information and Peacs' Confidential  Information to Exploit Products throughout the Territory in the Field of Use.

(b)The license grant pursuant to Section 2.1(a) includes (i) the right to install, access, use, modify, create derivative works of, copy, redeploy and transport the Software, including multiple versions or releases of the foregoing and the right to interface the Software with other software modules and (ii) the right to incorporate any of the  Technology  into  a Product.

(c)The license grant pursuant to Section 2.l (a) includes, to the extent useful or necessary for the Exploitation of Products, the right to use any Intellectual Property, Software, Peacs' Inventions, Peacs' Proprietary  Information  and/or  Peacs'  Confidential  Information  and any other know-how, technical information, processes, techniques  and other information owned or controlled by Peacs or its affiliates at any time during the term of this Agreement, including any and all improvements, modifications, enhancements and/or derivatives of any of the foregoing.

(d)Except as Peacs may be required to grant at the expiration or termination of the Alvale Agreement, during the term of this Agreement, Peacs shall not utilize for itself or grant any other person or entity a right or license and shall not appoint another licensee to utilize the Technology in the Field of Use.

(e)Notwithstanding anything in this Agreement, Peacs retains such  rights under the Intellectual Property, Software, Peacs' Inventions, Peacs' Proprietary Information and Peacs' Confidential Information as may be necessary for Peacs to continue to grant such access rights and licenses, and perform its obligations, under that certain Agreement Alvale Project by and among Peacs, University Hospital Basel, Schiller AG, INSER, University of Lorraine and CHRU de Nancy, dated October 6, 2015 (the "Alvale Agreement"). To the extent that a party to the Alvale Agreement exercises its  rights to obtain a  license to exploit the Background and Foreground (as defined in the Alvale Agreement), the terms of any such license agreement shall be subject to the prior written consent of Catheter Robotics, and the terms of any such license shall indicate that (i) the license does not include any right to any mapping rights that have been refined to individualized complex hearts, (ii) the license does not include any right to anything that could be construed to be used as a specific predictor for guidance in an invasive procedure, and (i ii) the license rights shall not be sublicensable; provided such consent cannot be withheld if such would cause Peacs to be in violation of the Alvale Agreement.

2.2Provision of Technology. Promptly after the Effective Date and promptly upon the creation of any Inventions, improvements, enhancements,  modifications  and/or upgrades to the Technology, Peacs shall provide to Catheter Robotics a tangible copy (including in electronic form) and transfer to Catheter Robotics the Technology (including the Software in object code and source code and all  operational, technical and programming notes and instructions for the Software.

2.3Bankruptcy Code. Catheter Robotics and Peacs  acknowledge  that  the  license rights granted to Catheter Robotics under this Agreement shall be considered "rights to intellectual property" under Section 365(n) of the United States Bankruptcy Act.

3.	SUBLICENSES

3.1Ability to Sublicense. Subject to this Article, Catheter Robotics may grant written sublicenses to the licensed rights granted in and Sections 2.1(a) and 2.1(b) above provided that each sublicense contains a provision that such sublicense and the rights thereby  granted  are personal to the sublicensee thereunder and such sublicense cannot be further assigned or sublicensed. Catheter Robotics agrees to deliver to Peacs a true and correct copy of each and every sublicense agreement entered into by Catheter Robotics within thirty (30) days after execution thereof (which may be redacted for confidentiality), and shall promptly advise Peacs in writing of any modification  (and supply same) or termination of each sublicense agreement.

3.2Conditions of Sublicense. Any sublicense granted pursuant to this Article shall be in accordance with and subject to the terms, conditions and limitations of this Agreement, including but not limited to the same protection for Peacs' Proprietary Information  set forth herein.

3.3Responsibility for Sublicenses.   Catheter Robotics  acknowledges  and agrees that (i) the use of a sublicense shall not relieve it of any of its obligations, duties or limitations under this Agreement; and (ii) any action or omission of a sublicense shall have the same consequence or effect as if such action or omission was Catheter Robotics’ own.

4.ISSUANCE   OF STOCK AND   PAYMENTS.   Catheter  Robotics  will  pay the following amounts to Peacs, as the sole and entire compensation for the granting of the rights and licenses:

4.1Issuance   of   Common   Stock.    Within  ten  (10)  days  after  the  Effective   Date, Catheter Robotics will issue Peacs 100,000 shares of Catheter Robotics'  common  stock,  fully paid-up. The issuance of such shares to Peacs will be pursuant to a Stock Purchase  Agreement as well as other related agreements among stockholders, the forms of which have  already been agreed to by the existing stockholders of Catheter.  Peacs' equity  interest in  Catheter Robotics will be pari passu to any other holder of common stock.

4.2Second Issuance of Common Stock. Within ten (10) days after the expiration or earlier termination of the Alvale Agreement,  Catheter Robotics will  issue Peacs 200,000 shares of Catheter Robotics' common stock, fully paid-up; provided, however, if, pursuant to the terms of the Alvale Agreement,  Peacs grants a license under, in or to any Technology  in the Field of Use to any party to the Alvale Agreement, Catheter Robotics shall have no obligation to issue to Peacs any of the additional 200,000 shares pursuant to this Section 4.2. The issuance of such shares to Peacs will be pursuant to a Stock Purchase Agreement as well as other related agreements among stock holders, the forms of which have already been agreed to by the existing stock holders of Catheter. Peacs' equity interest in Catheter Robotics will be pari passu to any other holder of common stock.

4.3Payment for Sublicensees. In the event that Catheter Robotics grants a sublicense under the Technology to a third party (a) to enable that third party to make Products and/or (b) to incorporate a Catheter Robotics' Product into such third party's products, Catheter Robotics shall pay to Peacs an amount equal to twenty-five percent (25%) of the annual net revenues Catheter Robotics receives from such third party as a result of such sublicense.  For the avoidance of doubt, the foregoing shall not include any sublicenses to a third party to sell or distribute a Catheter Robotics'  Product (e.g., distributors).

4.4Change  of  Control  Fee.   In the event that (a) Catheter  Robotics  undergoes  a Change of Control, (b) the aggregate proceeds available to Catheter Robotics shareholders is  in excess of $25,000,000 and (c) Peacs has not granted a license under, in or to any Technology  in the Field of Use to any party to the Alvale Agreement pursuant to the terms of the  Alvale Agreement, then Catheter Robotics agrees to pay to Peacs an amount equal to  $1,000,000 less the cumulative consideration payable under the sale or merger agreement  attributable to the common shares issued under Sections 4.1 and 4.2. For the avoidance of doubt, if the value of the common shares owned by Peacs is greater than $1,000,000 then Catheter  Robotics shall not owe Peacs any additional amounts pursuant to this Section 4.4. For  purposes of this Section 4.4, "Change of Control" means (i) the acquisition by a third party (not a holder of an equity interest in Catheter Robotics on the Effective Date or any affiliate of  such person) of ownership or control of more than 50% of equity interests having the power  to vote in the election of the Board of Directors of Catheter Robotics, or (ii) the direct or indirect sale, transfer, conveyance or other disposition (including by way of merger or  consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Catheter Robotics to a third party.

4.5Taxes. Peacs shall be liable for all taxes payable as a result of any consideration received under this Agreement.

5.	CONFIDENTIALITY

5.1Technology  Information.   Peacs recognizes that by reason of Catheter Robotics' status as an exclusive licensee pursuant to the grants under Section 2.1(a), Catheter Robotics has an interest in Peacs's retention in confidence of  certain  information  of Peacs.  Accordingly, during the Term, Peacs shall, and shall cause its affiliates and its and their respective officers, directors, employees, and agents to, keep completely confidential, and not publish or otherwise disclose, and not use directly or indirectly for any purpose other than to fulfill Peacs's obligations, or exercise Peacs' rights under the Alvale Agreement any Proprietary Information or Confidential Information of Peacs relating to the Technology (the "Technology Information"); except to the extent (x) the Technology Information  is in the public domain through no fault of Peacs, its Affiliates  or any of its or their respective officers, directors, employees, or agents; or (y) such disclosure or use is otherwise expressly permitted by the terms of this Agreement. For purposes of this Section 5, Catheter Robotics shall be deemed to be the Disclosing Party with respect to Technology Information and Peacs shall be deemed to be the Receiving Party with respect thereto.

5.2Non-Disclosure. Each Party shall, and  shall  cause  its  officers,  directors, employees and agents to, keep confidential and not publish or otherwise disclose to a third party and not use, directly or indirectly, for any purpose, any Confidential Information or Proprietary Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary or useful for the performance of, or the exercise of such Party's rights under, this Agreement. Notwithstanding any state or federal law governing Trade Secrets, all Proprietary Information shall be maintained  in confidence by the Receiving Party for the longer of: 1) three (3) years from the expiration of the original term of this Agreement, or 2) the expiration of all Patents related to the Invention.

5.3Return of Information. Upon termination  of this Agreement, the Receiving Party shall return or  destroy all documents or materials embodying the Proprietary Information or Confidential Information of the other Party.

5.4Permitted Disclosures. Each Party may disclose Proprietary Information or Confidential Information to the extent that such disclosure is:

(a)in the reasonable opinion of the Receiving Party's legal counsel, required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction; provided, however, that the Receiving Party shall first have given prompt written notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to take whatever action it deems  necessary  to protect its Proprietary Information or Confidential Information;

(b)made by or on behalf of the Receiving Party to the regulatory authorities as required in connection with any filing, application or request for regulatory approval for a Product;

(c)made to its financial and legal advisors who have a need to know such Disclosing Party's Proprietary Information or Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement;

(d)made by the Receiving Party to potential or actual investors or acquirers as may be necessary in connection with their evaluation  of such potential or actual investment or acquisition; provided, however, that such persons shall be subject to obligations  of confidentiality   and   non-use  with   respect  to  such  Proprietary   Information   or  Confidential Information   substantially   similar  to  the  obligations   of  confidentiality   and  non-use   of  the Receiving Party pursuant to this Article 5; or

(e)made by Catheter Robotics or sublicensees to its or their employees, advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other third parties  as  may  be  necessary  or useful in connection with the Exploitation of the Products, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, however, that such persons shall be subject to obligations of confidentiality and non use with respect to such Proprietary Information  or  Confidential  Information  substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Article 5.

5.5Exceptions.  Proprietary Information or Confidential Information does not include information which:

(a)is published or is otherwise in the public domain through no fault of the Receiving Party; or

(b)prior to disclosure hereunder, can be demonstrated by the Receiving Party to have been in its possession prior to receipt under this Agreement; or

(c)is  properly  obtained  by  the  Receiving  Party  without  restriction  from  a third party; or

(d)is independently developed by or for the Receiving Party without reliance, direct or indirect, on such information; or

(e)is disclosed by the Receiving Party to a third party with the written approval of the Disclosing Party.

5.6Disclosure for Alvale Agreement. Peacs under the terms of the Alvale Agreement shall be explicitly obliged to share with or disclose to Peacs'  contractual  partners  under  the Alvale Agreement under the condition that:

(a)Peacs shall be obliged to inform Catheter Robotics  of  an  obligation  to share or disclose of Proprietary Information or Confidential Information relating to  this Agreement or to Catheter Robotics, as well as of the detailed and specified items of such Proprietary Information or Confidential Information that will be subject to such sharing or disclosure beforehand; and

(b)Peacs has made sure that Peacs' parties to the Alvale Agreement  have agreed and declared unconditionally and irrevocably in writing towards Peacs to keep the Proprietary Information or Confidential Information to be shared of disclosed by Peacs strictly secret at all times.

6.	PROTECTION OF INTELLECTUAL PROPERTY

6.1Ownership of Intellectual  Property.

(a)Ownership    of   Technology.     Subject   to   the   terms   of   the   Consulting Agreement to be entered between the Parties, as between the Parties, each Party  shall own and retain all right, title, and interest in and to any and all Proprietary Information and Inventions that are conceived,  discovered, developed, or otherwise made  by or on behalf of such Party (or its affiliates or sublicensees) under or in connection with this Agreement, whether or not patented or patentable, and any and all Intellectual Property rights with respect thereto,   except to the extent that any such Proprietary Information or Invention or any  Intellectual   Property  rights  with respect thereto, is Joint Know-How or Joint Patents.

(b)Ownership of Joint Patents and Joint Know-How. Subject to the terms of the Consulting Agreement to be entered between the Parties, as between the Parties, the Parties shall each own an equal, undivided interest in any and all (i) Proprietary Information and Inventions that are conceived, discovered, developed or otherwise made jointly  by or on behalf of Peacs or its affiliates or sublicensees, on the one hand, and Catheter Robotics or its affiliates, on the other hand, in connection with the work conducted under or in connection with this Agreement, in each case whether or not patented or patentable (the "Joint Inventions"), and (ii) Patents (the "Joint Patents") and other Intellectual Property rights with respect to the Proprietary Information and

Inventions described in clause (i) (together with Joint Inventions and Joint Patents, the "Joint Intellectual Property Rights"). Subject to the  exclusive  licenses granted by Peacs to Catheter Robotics under Section 2.l (a), each Party shall have the right to Exploit the Joint Intellectual Property Rights without a duty of seeking consent or accounting to the other Party.

6.2Maintenance  and Prosecution  of Patents.

(a)Patent    Prosecution    and    Maintenance    of    Peacs'    Patents    Rights.        In consultation  with Catheter Robotics, Peacs shall have the right, but not the obligation,  through the use of internal or outside counsel reasonably acceptable to Catheter Robotics, to prepare, file, prosecute, and maintain the Peacs'  Patent Rights worldwide,  at Peacs'  sole cost  and expense; provided, however, if after the expiration or earlier termination of the Alvale  Agreement, Peacs has not granted a license under, in or to any Technology in the Field of Use to any party to the Alvale Agreement, Catheter Robotics shall reimburse  Peacs  for  the   reasonable costs  of maintaining the Patent Rights in the Field of Use from and after the expiration or termination of the Alvale Agreement. Peacs shall keep Catheter Robotics fully  informed  of all  steps with regard to the preparation, filing, prosecution, and maintenance of Peacs' Patent Rights, including by providing Catheter Robotics with a copy of material  communications to and from any patent authority regarding such Peacs' Patent Rights, and by providing Catheter Robotics drafts of any material filings or responses  to  be  made  to  such  patent  authorities  sufficiently  in  advance  of submitting  such  filings  or responses  so as to  allow  for a reasonable  opportunity  for Catheter Robotics to review  and comment thereon.   Peacs shall consider in good faith the requests  and suggestions of Catheter Robotics with  respect to such Peacs drafts and with respect to strategies for filing and prosecuting the Peacs'  Patent Rights.   Notwithstanding  the foregoing, Peacs shall promptly  inform  Catheter  Robotics  of any  adversarial  patent  office  proceeding  or sua sponte filing,  including  a  request  for,  or  filing  or  declaration  of,  any  interference,  opposition,  or reexamination   relating  to  a  Peacs'  Patent  Right.The  Parties  shall  thereafter  consult  and cooperate to determine a course of action with  respect to any such proceeding  and Peacs shall consider  in good  faith all comments,  requests  and suggestions provided  by Catheter  Robotics. Peacs shall not initiate any such adversarial  patent office proceeding relating to a Peacs' Patent Right without first consulting Catheter Robotics.   In the event that Peacs decides not to prepare, file, prosecute,  or maintain  a Peacs' Patent Right  in a country or other jurisdiction,  Peacs shall provide  reasonable  prior  written  notice  to  Catheter  Robotics  of  such  intention  (which  notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Peacs' Patent Right in such country or other jurisdiction), Catheter Robotics  shall thereupon  have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Peacs' Patent Right at its expense in such country or other jurisdiction.Upon Catheter Robotics'  written acceptance of such option, all right and title to such Peacs' Patent Right in such country or other jurisdiction shall be transferred to Catheter Robotics.

(b)Patent  Prosecution   and  Maintenance  of  Joint  Patents.   Catheter  Robotics shall have the right,  but  not the obligation, to prepare,  file, prosecute,  and  maintain  the  Joint Patents worldwide, at Catheter Robotics’ sole cost and expense.  Catheter Robotics  shall keep Peacs informed of all steps with regard to the preparation, filing, prosecution, and  maintenance of Joint Patents, including by providing Peacs with a copy of material  communications to and from  any patent  authority  regarding  such Joint Patents,  and by  providing Peacs drafts of any material  filings  or responses  to be  made to  such patent  authorities  sufficiently  in  advance  of submitting  such  filings  or  responses  so as to  allow  for  a reasonable opportunity for Peacs to review and comment thereon. In the event that Catheter  Robotics  decides not to prepare,  file, prosecute,  or maintain  a Joint Patent  in a country or  other jurisdiction, Catheter Robotics shall provide reasonable  prior  written  notice  to Peacs  of  such intention  (which notice  shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Joint Patent in such  country  or other jurisdiction),  and  Peacs shall thereupon  have the  option,  in  its  sole  discretion, to assume the control and direction of the preparation, filing, prosecution, and  maintenance of such Joint Patent at its expense in  such country  or  other jurisdiction.  Upon  Peacs's  written  acceptance  of  such  option,  Peacs  shall assume the responsibility and control for the preparation,  filing, prosecution, and maintenance of such specific Joint Patent.

(c)Cooperation. The Parties agree to cooperate fully  in  the  preparation, filing, prosecution, and maintenance of the Peacs' Patent Rights and Joint Patents under this Agreement.

6.3Enforcement  of Patents.

(a)Enforcement of Peacs' Patent Rights. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Peacs' Patent Rights by a third party of which such Party becomes aware (including alleged  or threatened  infringement based on the development, commercialization, or an application to market a product in the Field of Use (the "Product Infringement")). Catheter Robotics shall have the first right, but not the obligation, to prosecute any Product Infringement (the "Catheter Robotics Prosecuted Infringements") and Catheter Robotics shall retain control of the prosecution of such claim, suit or proceeding. In the event Catheter Robotics prosecutes any Catheter Robotics Prosecuted Infringement, Peacs shall have the right to join as a party to such claim, suit, or proceeding and participate with its own counsel at its own expense; provided that Catheter Robotics shall retain control of the prosecution of such claim, suit, or proceeding. If Catheter Robotics does not take commercially reasonable steps to prosecute a Catheter Robotics Prosecuted Infringement (A) within ninety (90) days following the first notice provided above with respect to the Catheter Robotics Prosecuted Infringement, or (B) provided such date occurs after the first such notice of the Catheter Robotics Prosecuted Infringement is provided, ten (10) business days before the time  limit,  if any,  set forth  in appropriate  laws and regulations  for filing of such actions, _whichever comes first, then Peacs may prosecute the Catheter Robotics Prosecuted Infringement at its own expense.

(b)Enforcement  of Joint  Patents.   Each Party shall promptly  notify the  other Party in writing of any alleged or threatened infringement of the Joint Patents  of which  such Party  becomes  aware.   Catheter  Robotics  shall  have the  first right,  but  not the  obligation, to prosecute any such infringement and Catheter Robotics shall retain control of the prosecution of such claim, suit or proceeding. In the event Catheter Robotics prosecutes any such  infringement, Peacs shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with  its own counsel at its own expense; provided that Catheter  Robotics shall retain control of the prosecution of such claim, suit or proceeding. If Catheter  Robotics does not take commercially reasonable steps to prosecute the alleged or threatened  infringement with respect to such Joint Patents (i) within ninety (90) days following the first  notice provided  above with respect to such alleged infringement, or (ii) provided such date occurs after the first such notice of infringement is provided, ten (10) business days before  the  time limit, if any, set forth in appropriate laws and regulations for filing of such actions,  whichever  comes  first, then  Peacs may prosecute the alleged or threatened infringement at its own expense.

(c)Cooperation. The Parties agree to cooperate fully  in  any  infringement action pursuant to this Section 6.3. Where a Party brings such an action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 6.3 shall have the right to settle such claim; provided that neither Party shall have the right to settle any patent infringement litigation under this Section 6.3 in a manner that diminishes or  has  a material adverse effect on the rights or interest of the other Party, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party. The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

(d)Recovery. Any recovery realized as a result of such litigation described in this Section 6.3 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the  Parties  for  their  costs  and  expenses  in  making  such  recovery  (which  amounts  shall  be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Patty that has exercised its right to bring the enforcement action.

6.4Infringement   Claims   by   Third   Parties.    If the  manufacture,  sale,  or  use  of  a Product pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding  by a third party alleging patent infringement by Catheter Robotics, Catheter Robotics shall promptly notify Peacs thereof  in  writing.  Catheter  Robotics  shall  have  the  first  right,  but   not the obligation, to defend  and control the defense of any such claim, suit, or proceeding at  its own expense, using counsel of  its own choice.  Peacs  may participate  in  any  such claim,  suit, or proceeding with counsel of its choice at its own expense. Without limitation of the foregoing, if Catheter Robotics finds it necessary or desirable to join  Peacs  as a party  to  any  such action, Peacs shall execute all papers and perform such acts as shall be reasonably required.

6.5Invalidity or Unenforceability Defenses or Actions.

(a)Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability  of any  of  the  Peacs'  Patent Rights or Joint Patents by a third party of which such Party becomes aware.

(b)Peacs'    Patent   Rights.     Peacs   shall   have   the   first   right,   but   not   the obligation, to  defend  and  control  the defense  of the validity  and  enforceability  of the  Peacs' Patent Rights at its own expense. Catheter Robotics may participate  in any such claim, suit, or proceeding with counsel of its choice at its own expense; provided that Peacs shall retain  control of the defense in such claim, suit, or proceeding.  If Peacs elects not to defend  or  control the defense of the Peacs'  Patent Rights in a suit brought, or otherwise fails to initiate  and maintain the defense of any such claim, suit, or proceeding, then Catheter Robotics may  conduct  and control the defense of any such claim, suit, or proceeding at its own expense.

(c)Joint Patents. Catheter Robotics shall have the first right, but not the obligation, to defend and control the defense of the validity and  enforceability  of  the  Joint Patents.  Peacs may participate  in any such claim, suit, or proceeding with counsel of its choice at its own expense; provided that Catheter Robotics shall retain control of the defense in such claim, suit, or proceeding. If Catheter Robotics elects not to defend or control the defense of the Joint Patents, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then Peacs may conduct and control the defense of any such claim, suit, or proceeding, at its own expense; provided, however, that Peacs shall obtain the written consent of Catheter Robotics prior to settling or compromising such defense.

(d)Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 6.5, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence,  and  making  its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed  of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim. In connection with the activities set forth in this Section 6.5, each Party shall consult with the other as to the strategy for the defense of the Peacs Patents and Joint Patents.

7.6Inventor's Remuneration. Each Party  shall  be  solely  responsible  for  any remuneration that may be due such Party's inventors under any applicable inventor remuneration laws.

7.	INDEMNIFICATION

Each Party (the "Indemnitor") shall indemnify, defend and hold harmless the other and its affiliates and its and their respective directors, officers, employees, and agents (the "Indemnitee") from and against any from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including,  but  not  limited  to,  expenses  of  investigation, settlement, litigation and attorney's fees  incurred  in  connection  therewith)  (collectively, "Losses") in connection with any and all suits, investigations, claims, or demands of third parties (collectively, "Third Party Claims") .incurred by or rendered against the Indemnitees arising from or occurring as a result of: (i) the breach by the Indemnitor of any  representation  or warranty made or given by the Indemnitor herein or any other term or condition therein to be performed by Indemnitor, or (ii) the negligence or willful misconduct of the Indemnitor,  its agents or employees. The indemnification obligations stated in this Agreement shall survive the expiration or termination of this Agreement.

8.	REPRESENTATIONS

8.1Peacs represents that it has full right, power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to grant all of the right and interest in the Product and Technology. The execution, delivery and performance of this Agreement and the consummation of the transactions  contemplated hereby by Peacs have been duly authorized by all necessary corporate action.  This Agreement  constitutes the legal, valid and binding agreement of Peacs, enforceable against it in accordance with its terms. Neither the execution, delivery and performance of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by Peacs will directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with or result in a violation of any of the provisions of the articles or certificate of  incorporation, bylaws or other  organizational documents of Peacs or (b) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of, any agreement or contract to which Peacs is a party or by which it is bound or by which any of the Technology is subject.

8.2Peacs represents that it has no actual knowledge, at the time of execution of this Agreement, that the Product infringes any U.S. or foreign patent or copyright rights owned or controlled by any third party. And while Peacs may have searched and reviewed some prior art to determine whether or not to apply for a letter patent but not for patentability of the Technology, and would be willing to share the results of such searches with Catheter Robotics upon Catheter Robotics' s written request, Catheter Robotics understands and acknowledges that it is Catheter Robotics’ sole responsibility to perform their own prior art searches.

8.3Peacs represents that is has no actual knowledge, at the time of execution of this Agreement, that any third party would  infringe  any  patent  claims  of  the  Technology,  now pending.

9.	TRADEMARK

Except for the purposes of identifying the Invention or Know-how, no right, title, interest  or license to any trademark or service mark, is granted to Catheter Robotics.

10.	TERM OF THE AGREEMENT

This Agreement shall commence on the Effective Date of this Agreement and shall continue for a period of five years thereafter (the "Initial Term"). This Agreement shall be automatically renewed for successive automatic five year renewal terms  ("Renewal  Terms"),  in perpetuity, unless Catheter Robotics shall provide Peacs, in writing, of its intention not to renew the Agreement, said notice to be provided at least ninety (90) days prior to the expiration of the then in-effect Term.

Peacs may terminate this Agreement, (a) in the event that Catheter Robotics does not issue Peacs the shares of Catheter Robotics' common stock pursuant to Section 4.1 or (b)  in  the  event Catheter Robotics has an obligation to issue Peacs shares of Catheter  Robotics' common stock pursuant to Section 4.2 and Catheter Robotics does not so issue such share; provided that, in either case, Peacs provides written notice to Catheter Robotics of such failure and  Catheter Robotics does not issue such shares within sixty (60) days after the receipt of such written notice from Peacs.

Notwithstanding the foregoing, the obligations of the Parties under Articles 5, 6 and 7 shall survive any termination of this Agreement.

11.	NOTICES

All notices required or permitted under this Agreement shall be in writing and shall be delivered personally, by courier, by facsimile transmission or sent by certified registered mail to Catheter Robotics or Peacs at the addresses set forth below:

Attention: President Catheter Robotics, Inc. 500 International Drive Budd Lake NJ 07828	Attention: Joerg Finger Peacs, BY Herkenboschstraat 42 Arnhem 6845 HN, NL
Phone: 973-691-2000	Phone:
Fax: 973-691-7573	Fax:

12.	SEVERABILITY

If any provision of this Agreement shall be held to be invalid, illegal or  unenforceable,  the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

13.	GOVERNING LAW

This Agreement shall be construed in accordance with the substantive laws of the State of New Jersey, U.S.A. (without giving effect to any provisions thereof concerning choice of law).

14.	ENTIRE AGREEMENT

This Agreement is the complete and exclusive statement between the Parties relating  to the subject matter hereof, and supersedes all prior understandings,  communications,  or representations, either oral or written, between the Parties. This Agreement may not be modified or altered except by a written instrument duly executed by Catheter Robotics and Peacs.

15.	WAIVERS.

No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy in or breach  by any other Party of any representation, warranty, covenant or Agreement contained in this Agreement shall in no way be limited by the fact that  the  act, omission, occurrence or other  state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or Agreement contained in this Agreement  (or in any other Agreement between the Parties) as to which there is no inaccuracy or breach.

16.	CUMULATIVE RIGHTS

Unless expressly stated to the contrary elsewhere in this Agreement, all rights, powers and privileges conferred hereunder upon the Parties hereto shall be cumulative and not restrictive of those given by law.

17.	HEADINGS

Article and Paragraph headings have been inserted herein for convenience of reference only and shall in no way modify or restrict any of the terms or provisions of this Agreement.

18.	SUCCESSORS AND ASSIGNS

This Agreement and the terms, covenants, conditions, prov1s10ns,  obligations,  undertakings, rights and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned Parties and their respective heirs, executors, administrators, representatives,  officers, directors, successors, agents, servants, employees, attorneys, and assigns.  Without  the  prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed, neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose  of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that a Party may make  such  an  assignment without the other Party's consent to its affiliate or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of the business to which this Agreement relates. Any other purported assignment shall be null and void. This Agreement shall inure to the benefit of and bind the Parties hereto and their respective legal representatives, successors,  and permitted assigns.

19.	AMENDMENTS.

This Agreement may not be modified, amended, superseded, cancelled, renewed  or extended, except in writing, signed by the Party or Parties to be bound thereby or signed by their respective attorneys.

20.	COUNTERPARTS.

This Agreement may be executed in several counterparts by one or more of the undersigned and all such counterparts so executed shall together be deemed and constitute one final Agreement, as if one document had been signed by all Parties hereto; and each such counterpart shall be deemed an original, binding the Parties subscribed hereto and multiple signature pages affixed to a single copy of this Agreement shall be deemed to be a fully executed original  Agreement. Several counterparts consisting of multiple copies hereof each signed by less than all Parties, but together signed by all Parties shall constitute and be deemed a  fully  executed  original Agreement.

21.	CHOICE OF DISPUTE FORUM

In case of any dispute arising out or in connection with this Agreement, which dispute cannot be solved amicably through negotiations between the Parties hereto, such dispute  will  be  solely subject to arbitration by the Court of Arbitration of the International Chamber  of  Commerce (ICC) in accordance with the ICC's arbitration rules. The language of the arbitration proceedings shall be English and the place of the arbitration proceedings shall be Amsterdam, Netherlands.

Signature Page to Follow

May 1, 2016

SIGNATURE PAGE TO SOFTWARE AND TECHNOLOGY LICENSE AGREEMENT BETWEEN CATHETER ROBOTICS, INC. AND PEACS, BV DATED May 1, 2016.

IN WITNESS WHEREOF, the Parties have set their hands and seals and duly executed this Agreement effective as of the date first above written.

PEACS BV		CATHETER ROBOTICS, INC.

By:	/s/ Peter M. van Dam	By:	/s/ David A. Jenkins
Title:	Director	Title:	President and Chief Executive Officer

May 1, 2016

EXHIBIT A

DESCRIPTION  OF PRODUCTS AND LISTING  OF INTELLECTUAL  PROPERTY

Trademarks

The "CIPS" Trademark is registered in the following countries for the following classes

Country	Nr.	Class 9	Class 10	Class 42
Benelux	V16127BXOO	x	x	x
European Community	V16127EUll	x	x	x
USA	V16127USll	x	x	x
Norway	V16127NOll		x
Singapore	V16127SGll		x	x
South Africa	V16127ZAOO	x	x	x
South Africa	V16127ZA10		x
South Africa	V16127ZA42		x

Patent Rights
Nr.	Name	Country	Application	Priority
			date	date
P104773USOO	Estimating Distribution, fluctuation	USA	May 6, 2014	May 6,
	and/or movement of electrical			2014
activation through a heart tissue
P104773PCOO	Estimating Distribution, fluctuation	International	May 6, 2015	May 6,
	and/or movement of electrical	PCT		2014
activation through a heart tissue
P106721EPOO	System for visualizing heart activation	Europe	July 7, 2015	July 7, 2015
P106721USOO	System for visualizing heart activation	USA	July 9, 2015	July 9, 2015
P530NLOO	Hartafwijkinglocatiebepaling, werkwijze en systeem	NL	October 21, 2015	October 21, 2015

Inventions

1: Localization of the ablation catheter by CIPS based localization of the stimulus site within the cardiac anatomy. This system can be used to guide the physician to move to catheter in towards the targeted PVC location without the use of electro-anatomical mapping systems. Patent pending.

2: Use the patient specific cardiac anatomy and the ability of CIPS to localize pacing sites and arrhythmic origins to the cardiac anatomy to steer the catheter steering robot arm. The stimulation sites localize  the ablation catheter, and the target is determined by the CIPS localization of the cardiac arrhythmia origin. Both are in local cardiac anatomy coordinates and can thus be used to reposition the catheter until the ablation target is found. Patent pending.

3: A method to incorporate scar into the cardiac activation model. The localization of scar can be based on the MRI/CT/echo or invasive measured electrograms amplitudes. Based on this modeling reentrant circuits, PVC/VT or AT origins can be localized and thereby ablation sites. This improves the

May 1, 2016

localization of PVC/VT origins in patients with scar related cardiac arrhythmias or other causes inhomogeneity's in the propagation velocity in myocardial tissue (Brugada or HCM patients for instance). Patent pending

4: Mobile camera arm with 3D camera. This arm can be used manually or automatically (robot arm) to scan a patient. With this data the thorax model of the patient can be constructed and/or the patient specific electrode positions. Based on body build the heart position, lungs, and other internal organs will be estimated. Patent pending

Software

•

CIPS algorithms. This contains all operations that are needed to receive all input data, i.e. ECG and models, process this data and output a solution. Its purpose is to locate the origin of a Premature Ventricular Contraction or Ventricular Tachycardia based on the vector as described in the patent (P530NLOO) and the Inverse Procedure as described in the paper "The Intra Myocardial Distance Function Used in Inverse Computations of the Timing of Depolarization and Repolarization" - A. van Oosterom and P. van Dam, Computing in Cardiology 2005.

•

CIPS Camera. This contains the interface to a Microsoft Kinect camera and is capable of constructing a patient mesh with color information and translate this information to a given torso model and transpose the lead locations to that model based on the patents P104773USOO and P104773PCOO.

•	CIPS presentation. This contains functionality to shown the input data, i.e. ECG and model, operate the CIPS camera and CIPS algorithms and show the output data.
•	CIPS anatomy. This is a program that can be used to construct a patient specific model out of MRI data. This model is ready to be used in CIPS algorithms.